Exhibit 10.1

EXECUTION VERSION

Opening Transaction

To:	Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

From:	Citibank, N.A.
Re:	Accelerated Stock Repurchases
Ref. No:	As provided in the Supplemental Confirmation
Date:	July 31, 2019

This master confirmation (this “Master Confirmation”), dated as of July 31, 2019, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Citibank, N.A. (“Citi”) and Humana Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Citi as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Citi and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) of the Agreement will not apply to the Transactions, (iii) the replacement of both instances of the word “first” in the third line of Section 5(a)(i) of the Agreement with the word “second”, (iv) the insertion of “, absent manifest error” immediately before the period at the end of the last sentence of Section 6(d)(i) of the Agreement, (v) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Citi and Counterparty, with a “Threshold Amount” of USD 100 million with respect to Counterparty and three percent of the shareholders’ equity of Citi as of the date of its then most recent call report on form FFIEC 031 filed with the Federal Financial Institutions Examinations Counsel with respect to Citi, provided that (A) the phrase “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi) of the Agreement, (B) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” and (C) the term “Specified Indebtedness” shall have the meaning set forth in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and (vi) the replacement of “15” with “30” in Sections 5(a)(vii)(4)(B) and (7) of the Agreement).

The Transactions shall be the sole Transactions under the Agreement. If there exists any Master Agreement, in a form published by ISDA, between Citi and Counterparty or any confirmation or other agreement between Citi and Counterparty pursuant to which such a Master Agreement is deemed to exist between Citi and Counterparty (each such ISDA Master Agreement, confirmation and other agreement, an “Other Agreement”), then notwithstanding anything to the contrary in any Other Agreement, the Transactions shall not be considered or deemed to be Transactions under, or otherwise governed by, any Other Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.    Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Citi

Shares:	Common stock, par value $0.16 2/3 per share, of Counterparty (Ticker: HUM)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation. Counterparty shall pay to Citi the Counterparty Additional Payment Amount, if any, on the Counterparty Additional Payment Date.

Counterparty Additional Payment Date:	The Prepayment Date.

Valuation:

VWAP Price:	For any Exchange Business Day, (i) as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof; provided that the Exchange publicly announced such extension prior to the end of the regular trading session on the prior Exchange Business Day) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “HUM.N AQR_SEC” (or any successor thereto), or (ii) if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s determination, erroneous, such VWAP Price shall be as determined by the Calculation Agent. For purposes of calculating the VWAP Price for such Exchange Business Day pursuant to (ii) above, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Calculation Agent (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that Citi shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof. Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof. Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a

Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Valuation Period, in each case by a number of days that is no more than the number of applicable Disrupted Days. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) except in the case of a Disrupted Day relating solely to a deemed Market Disruption Event pursuant to Section 5 of this Master Confirmation (which Disrupted Day can only be a Disrupted Day in full), such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred or after the relevant Market Disruption Event ceased and/or after taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in good faith and in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day in full, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

The Calculation Agent shall notify the parties of any determination pursuant to these Valuation Disruption provisions as promptly as practicable, and shall use good faith efforts to provide such notice no later than the Exchange Business Day immediately following the affected Exchange Business Day.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representation therein relating to restrictions, obligations, limitations or requirements under applicable securities laws with respect to any Shares delivered by Citi to Counterparty under any Transaction arising as a result of the fact that Counterparty is the issuer of the Shares. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) USD 5.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:	Citi shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event. It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall make any adjustments to any relevant terms of any such Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such postponement.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend Payment:	If an ex-dividend date for any Dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such event.

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%,” (ii) Section 12.1(1) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or public announcement of any change in the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made by the Hedging Party in good faith and in a commercially reasonable manner and in a manner consistent with the requirements, policies or procedures of the Hedging Party that are generally applicable hereunder in similar situations and applied to the relevant Transactions hereunder in a non-discriminatory manner (but without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date), and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	50 basis points per annum

Hedging Party:	Citi for all applicable Extraordinary Events.

Determining Party:	Citi for all applicable Extraordinary Events.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

The declaration by the Issuer of any Extraordinary Dividend, the ex- dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

No Transfer; Designation:	The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citi may designate any of its Affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Citi’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations without the written consent of Counterparty, but only if (i) Counterparty would not, at the time and as a result of such designation, be required to pay (including a payment in kind) at such time or on any later date an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to Citi absent such designation; (ii) Counterparty would not, at the time and as a result of such designation, receive a payment (including a payment in kind) which at such time or on any later date an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement

(except in respect of interest under Section 9(h) of the Agreement), in excess of that which Citi would have been required to so withhold or deduct absent such designation, unless such designee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in an amount equal to such excess; (iii) Counterparty would not, at the time and as a result of such designation, reasonably be expected to otherwise suffer material adverse tax consequences therefrom at such time or on any later date; (iv) immediately upon giving effect to such designation, no Event of Default, no Potential Event of Default and no Termination Event will have occurred as a result thereof; (v) Citi shall have caused such designee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the results described in (i) above would not occur; (vi) such designee is a “dealer” within the meaning of Section 1.1001 4(b)(1) of the United States Treasury Regulations; and (vii) Counterparty would not, at the time and as a result of such designation, reasonably be expected to be required to become subject to any registration or other qualification requirement under applicable law to which it would not otherwise have been subject absent such designation. Citi shall be discharged of its obligations to Counterparty solely to the extent of any such performance. For the avoidance of doubt, Citi hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Citi’s obligations in respect of any Transaction are not completed by its designee, Citi shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations. For the avoidance of doubt, except to the extent modified by the above in this paragraph with respect to any Transaction governed by this Master Confirmation and any Supplemental Confirmation, the provisions of Section 7 of the Agreement shall remain in effect.

Tax Representations and Tax Form Deliverables:	For purposes of Section 3(f) of the Agreement, Counterparty represents that it is a “U.S. person” (as that term is used in Sections 1.1441-1(c)(2) and 1-1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

For purposes of Section 3(f) of the Agreement, Citi represents that it is a “U.S. person” (as that term is used in Sections 1.1441-1(c)(2) and 1- 1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

For purposes of Sections 4(a)(i) and (ii) of the Agreement, Citi agrees to deliver to Counterparty, and Counterparty agrees to deliver to Citi, a correct, complete (in a manner reasonably satisfactory to the other party) and executed United States Internal Revenue Service Form W-9 (or successor thereto) (i) promptly upon execution of this Master Confirmation, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such from previously provided by the other party has become obsolete or incorrect.

Citi Payment Instructions:	Bank: Citibank NA New York
BIC: CITIUS33
F/O: Citibank New York
Account No. 00167679
Ref: NY Swap Operations

Citi’s Delivery Instructions:	To be provided by Citi.

Counterparty’s Contact Details for Purpose of Giving Notice:	Humana Inc. 500 W. Main Street
Louisville, KY 40202
Attention: Alan J. Bailey
Vice President and Treasurer
Telephone: 502-580-1112
Facsimile: 502-580-4089
E-mail: abailey@humana.com

With a copy to:

Humana Inc.
500 W. Main Street, 21st Floor
Louisville, KY 40202
Attention: Joseph M. Ruschell
Assistant General Counsel & Assistant Corporate Secretary
Telephone: 502-580-1769
E-mail: jruschell1@humana.com

Citi’s Contact Details for Purpose of Giving Notice:	Citibank, N.A. 390 Greenwich Street, 3rd Floor
New York, NY 10013
Attention: Eric Natelson, Equity Derivatives
Telephone: 212-723-7310
E-mail: eric.natelson@citi.com

With a copy to:

Attention: Theodore Finkelstein
E-mail: theodore.finkelstein@citi.com

And e-mail notification to the following address:

eq.us.ses.notifications@citi.com

Notwithstanding anything to the contrary contained herein, with respect to any notice or other communication given hereunder that is given by e-mail (other than an e-mail notice or communication from Citi to Counterparty designating an Accelerated Termination Date hereunder, which shall not be subject to this paragraph), the parties hereby agree that the burden of proving receipt will be on the sender and will not be met by a copy of the sent message generated by the sender’s computer or other transmission device unless that copy is accompanied by (x) a copy of a delivery receipt message from the recipient’s computer or other end point device or (y) a recording or other reasonable evidence (including a contemporaneous written record) that a responsible employee of the recipient telephonically or otherwise orally confirmed the recipient’s receipt of the sender’s e-mail. With respect to clause (x) above, the parties agree that if return receipt is requested, the receiving party shall promptly acknowledge receipt.

Unless otherwise expressly provided in a Supplemental Confirmation with respect to the corresponding Transaction, no notice or other communication (other than an e-mail notice or other communication from Citi to Counterparty designating an Accelerated Termination Date) pursuant to Section 5, 6 or 13(c) of the Agreement given by telephone, facsimile transmission, electronic messaging system or e-mail will be effective for any purpose under this Master Confirmation. For the avoidance of doubt, the mere inclusion of a telephone or facsimile number in this Master Confirmation or in a Supplemental Confirmation will not constitute an agreement that any notice or other communication may be given telephonically or via facsimile transmission.

2.    Calculation Agent. Citi; provided that, following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Citi is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transactions under this Master Confirmation. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than the earlier of (i) the time at which Counterparty becomes obligated to make any payment or delivery or take any other action as a result of such determination or calculation and (ii) the date five (5) Exchange Business Days following the date of such determination or calculation) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary models of the Calculation Agent or other information that is or is reasonably likely to be proprietary or subject to contractual, legal or regulatory obligations not to disclose such information) displaying in reasonable detail the basis for such determination or calculation, as the case may be. Whenever the Calculation Agent is required or permitted to exercise discretion in any way, it will do so in good faith and in a commercially reasonable manner.

3.    Additional Mutual Representations and Covenants of Each Party. In addition to the representations and covenants in the Agreement, each party represents and covenants to the other party that:

(a)    Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended, and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)    Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(c)    Material Nonpublic Information. Citi hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to any Transaction from having access to material nonpublic information regarding Issuer that may be in possession of other individuals at Citi.

(d)    No Recourse to Third Parties. Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under any Transaction.

4.    Additional Representations and Covenants of Counterparty. In addition to the representations and covenants in the Agreement, Counterparty represents and covenants to Citi that:

(a)    As of the Trade Date of a Transaction, Counterparty will not be engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act, nor is it aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(b)    It is not entering into this Master Confirmation or any such Transaction (i) on the basis of, and is not aware of, any material nonpublic information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)    Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(d)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Citi nor any of its affiliates is making any representations or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity.

(e)    As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)    Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.

(g)    The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Citi of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Citi and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)    As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code), as amended (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i)    Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)    Counterparty has not and will not enter into agreements with respect to the Shares similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation, without the prior written consent of Citi. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction entered into without Citi’s prior written consent overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.

(k)    Counterparty understands that no obligations of Citi to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citi or any governmental agency.

5.    Regulatory Disruption. In the event that Citi concludes, in its good faith, commercially reasonable discretion, based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citi, and provided that such policies or procedures are related to legal or regulatory issues and are generally applicable hereunder and in similar situations and applied to any Transaction hereunder in a non-discriminatory manner), for it to refrain from or decrease any market activity in the Shares (or any reasonably related Hedge Position) on any one or more Scheduled Trading Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Citi may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Days, subject to the other provisions under “Valuation Disruption” in Section 1 above.

6.    10b5-1 Plan. Counterparty represents and covenants to Citi that:

(a)    Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b5”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)    Counterparty will not seek to control or influence Citi’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Citi’s decision to enter into any hedging transactions. Counterparty represents that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

7.    Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule l0b-18”)) shall not, without the prior written consent of Citi, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on Shares or securities that are convertible into, or exchangeable or exercisable for, Shares (including, without limitation, any Rule 10b-18 purchase of a “block” (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Citi, and, if Citi is requested to make any such purchases, Citi will cooperate in good faith and in a commercially reasonable manner with Counterparty to execute and deliver mutually acceptable documentation pursuant to which Citi shall make any such purchases (each such purchase, an “Open Market Repurchase”). All Open Market Repurchases will be subject to the “Concurrent OMR Parameters” set forth in any Supplemental Confirmation for a Transaction then outstanding. The documentation governing any Open Market Repurchases will include customary provisions relating to Rule 10b-18.

7A.    Citi Purchases. With respect to purchases of Shares by Citi in connection with any Transaction during the Calculation Period for such Transaction (other than any purchases made by Citi in connection with dynamic hedge adjustments of Citi’s exposure to any Transaction as a result of any equity optionality contained in such Transaction), Citi will use good faith, commercially reasonable efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2) and (3), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Citi’s control. Notwithstanding the foregoing, Citi shall not be responsible for any failure to comply with paragraph (b)(3) of Rule 10b-18 that would not have resulted if (i) a bid that was actually entered or deemed to be entered by or on behalf of Counterparty (other than as provided in the Supplemental Confirmation for such Transaction) had instead been an “independent bid” for purposes of paragraph (b)(3) of Rule 10b-18, or (ii) a transaction that was actually executed or deemed to be executed by or on behalf of Counterparty (other than as provided in the Supplemental Confirmation for such Transaction) had instead been an “independent transaction” within the meaning of paragraph (b)(3) of Rule 10b-18.

8.    Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)    Counterparty agrees that it:

(i)    will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or to the extent it is within its reasonable control, permit to be made, any “public announcement” (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction (as defined below) or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Citi following any such Public Announcement that such Public Announcement has been made; and

(iii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Citi with written notice specifying (i) Counterparty’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Citi or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Citi that such information is true and correct. In addition, Counterparty shall promptly notify Citi of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b)    Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement it must comply with the standards set forth in Section 6 above.

(c)    Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party) Citi in its sole discretion may (i) make commercially reasonable adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period or (ii) treat the occurrence of such Public Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

9.    Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement (as defined below) occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments to the Forward Price Adjustment Amount), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the relevant Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the good faith, reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.    Acknowledgments. (a) The parties hereto intend for:

(i)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(ii), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(vi) and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(iv), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code and a “netting contract” as such term is used in 12 U.S.C. § 1821(e)(13)(C)(ii);

(iii)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)    all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)    Counterparty acknowledges that:

(i)    during the term of any Transaction, Citi and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)    Citi and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)    Citi shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)    any market activities of Citi and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)    each Transaction is a derivatives transaction in which it has granted Citi an option; Citi may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)    Counterparty:

(i)    is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)    is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Citi or its associated persons, unless it has otherwise notified Citi in writing; and

(iii)    will notify Citi if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

11.    Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12.    No Set-off. Obligations under the Agreement shall not be subject to any Set-off by either party against any obligations of the other party or of that other party’s affiliates. “Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the relevant payer of an amount is entitled or subject (whether arising under the Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

13.    Delivery of Shares. Notwithstanding anything to the contrary herein, Citi may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14.    Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe an Early Termination Amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then the following provisions shall apply. If such Payment Amount is owed by Citi, then in lieu of any payment of such Payment Amount, such Payment Amount shall be satisfied through the delivery of a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and the prices at which Citi purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 14), unless Counterparty, no later than such Early Termination Date or the date on which such Transaction is terminated, elects for Citi to satisfy its obligation to pay the Payment Amount in cash (it being agreed that, notwithstanding anything to the contrary herein or in the Agreement, notice of such election may be given by e-mail and will be effective if given at any time on the Early Termination Date); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such Payment Amount is owed by Counterparty, Annex A shall apply except that the Settlement Method Election Date and the Cash Settlement Payment Date shall be the Early Termination Date, the Forward Cash Settlement Amount shall be zero (0) minus the Payment Amount owed by Counterparty (and, for the avoidance of doubt, the definitions of Settlement Price and Settlement Valuation Period shall not apply) and, in the case of a Merger Event, references to “Shares” shall be references to “Alternative Delivery Units.”

15.    Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Close-out Amount pursuant to Section 6 of the Agreement Citi may (but need not) determine such amount without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss, if any, to avoid awaiting the delay associated with closing out any commercially reasonable hedge or related trading position in a commercially reasonable manner prior to or soon following the designation of an Early Termination Date. Notwithstanding anything to the contrary herein, in Section 6(d)(ii) of the Agreement or in the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date in respect of a Transaction under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14 above, such Shares or Alternative Delivery Property shall be delivered on a date selected by Citi as promptly as practicable.

16.    Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Citi or Counterparty if the closing price of the Shares on the Exchange for any two consecutive Exchange Business Days is below such Termination Price, and such second consecutive Exchange Business Day will be the “Early Termination Date” for purposes of the Agreement.

17.    Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount and any relevant Counterparty Additional Payment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

18.    Claim in Bankruptcy. Citi acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

19.    2015 ISDA 871(m) Protocol. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by ISDA are incorporated into and apply to the Agreement as if set forth in full herein.

20.    Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2012 FATCA Protocol as published by ISDA on August 15, 2012 and available at www.isda.org, are incorporated into and apply to the Agreement as if set forth in full herein.

21.    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

22.    Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including, without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

23.     Offices.

(a)    The Office of Citi for each Transaction is: New York.

(b)    The Office of Counterparty for each Transaction is: Not Applicable. Counterparty is not a Multibranch Party.

24.    Waiver of Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.

25.    Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Master Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, the Master Confirmation or any Supplemental Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

26.    Counterparts. This Master Confirmation may be executed and delivered in any number of counterparts (including by e-mail of an attached counterpart in pdf (portable document format) form), all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

27.    U.S. QFC Provisions.

(a)    Recognition of U.S. Special Resolution Regimes. (i) In the event Citi becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement or this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation, from Citi will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event Citi or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement or this Master Confirmation that may be exercised against Citi are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement or this Master Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b)    Limitation on Exercise of Certain Default Rights Related to Citi Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that, subject to Section 27(c) below, Counterparty shall not be permitted to exercise any Default Right against Citi with respect to the Agreement or this Master Confirmation that is related, directly or indirectly, to a Citi Affiliate becoming subject to an Insolvency Proceeding.

(c)    General Creditor Protections. Nothing in Section 27(b) above shall restrict the exercise by Counterparty of any Default Right against Citi with respect to the Agreement or this Master Confirmation that arises as a result of:

(i)    Citi becoming subject to an Insolvency Proceeding; or

(ii)    Citi not satisfying a payment or delivery obligation pursuant to (A) the Agreement, or (B) this Master Confirmation.

(d)    Burden of Proof. After a Citi Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or this Master Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e)    Applicability of Section 27(a). The requirements of Section 27(a) above apply notwithstanding Sections 27(b) and (c) above.

(f)    General Conditions.

(i)    Effective Date. The provisions set forth in this Section 27 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii)    Prior Adherence to the U.S. Protocol. If Citi and Counterparty have adhered to the ISDA U.S. Protocol on or prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 27. For purposes of such incorporation of the ISDA U.S. Protocol, Citi shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii)    Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Citi and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 27.

(g)    Definitions. For the purposes of this Section 27, the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement and this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Citi Affiliate” means, with respect to Citi, a BHC Affiliate of that party.

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Default Right” means, with respect to the Agreement or this Master Confirmation (including any Transaction or Confirmation hereunder), any:

(i)    right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii)    right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii)    solely with respect to Section 27(b) above does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act, and the implementing regulations and measures promulgated thereunder, as amended.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations and measures promulgated thereunder, as amended.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–88 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Citi, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Citi) correctly sets forth the terms of the agreement between Citi and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Citi (which may be by e-mail of an attached pdf file).

Yours faithfully,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Name:	Eric Natelson
Title:	Authorized Signatory

Agreed and Accepted By:

HUMANA INC.

By:
Name:
Title:

[Signature Page to the Master Confirmation]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Citi) correctly sets forth the terms of the agreement between Citi and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Citi (which may be by e-mail of an attached pdf file).

Yours faithfully,

CITIBANK, N.A.

By:
Name:
Title:	Authorized Signatory

Agreed and Accepted By:

HUMANA INC.

By:	/s/ Alan J. Bailey
Name:	Alan J. Bailey
Title:	VP & Treasurer

[Signature Page to the Master Confirmation]

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

From:	Citibank, N.A.

Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citi”) and Humana Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citi and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of July 31, 2019 (the “Master Confirmation”) between the Contracting Parties, as amended, supplemented or otherwise modified from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Forward Price Adjustment Amount:	USD [ ]

Calculation Period Start Date:	[ ]

Scheduled Termination Date:	[ ]

First Acceleration Date:	[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ]

Counterparty Additional Payment Amount:	USD [ ]

Initial Shares:	[ ] Shares; provided that if, in connection with the Transaction, Citi is unable, after using good faith, commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Citi is able to so borrow or otherwise acquire; provided further that (i) if the Initial Shares are reduced as provided in the preceding proviso, then Citi shall use good faith, commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares, and (ii) if fewer than [ ] Initial Shares are so delivered in the aggregate on or prior to the second Exchange Business Day following the Initial Share Delivery Date, then (A) the Prepayment Amount shall be reduced by an amount equal to (x)(I) [ ] minus (II) the aggregate number of Initial Shares so delivered on or prior to such second Exchange Business Day multiplied by (y) USD [ ] divided by (z) [ ], and (B) Citi shall return to Counterparty on such second Exchange Business Day the amount by which the Prepayment Amount is so reduced.

Initial Share Delivery Date:	[ ]

Ordinary Dividend Amount:	For any calendar quarter, USD [ ]

Scheduled Ex-Dividend Dates:	[ ]

Termination Price:	USD [ ] per Share

Additional Relevant Days:	The [ ] Exchange Business Days immediately following the Calculation Period.

Concurrent OMR Parameters:	Up to [ ]% of “ADTV” (as defined in Rule 10b-18) daily repurchase amount.

3.    Counterparty represents to Citi that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

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Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Citi) correctly sets forth the terms of the agreement between Citi and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Citi.

Yours faithfully,

CITIBANK, N.A.

By:
Name:
Title:	Authorized Signatory

Agreed and Accepted By:

HUMANA INC.

By:
Name:
Title:

[Signature page to the Supplemental Confirmation]

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.    The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share”.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by Citi in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Citi (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)    a registration statement covering public resale of the Registered Settlement Shares by Citi (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Citi, in such quantities as Citi shall reasonably have requested, on or prior to the date of delivery;

(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Citi;

(c)    as of or prior to the date of delivery, Citi and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Citi, in its discretion; and

(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Citi in connection with the public resale of the Registered Settlement Shares by Citi substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Citi, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Citi and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)    all Unregistered Settlement Shares shall be delivered to Citi (or any affiliate of Citi designated by Citi) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)    as of or prior to the date of delivery, Citi and any potential purchaser of any such shares from Citi (or any affiliate of Citi designated by Citi) identified by Citi shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of similar size of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that, prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;

(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Citi (or any affiliate of Citi designated by Citi) in connection with the private placement of such shares by Counterparty to Citi (or any such affiliate) and the private resale of such shares by Citi (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Citi, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Citi and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and actual, documented out-of-pocket expenses in connection with such resale, including all reasonable fees and actual, documented out-of-pocket expenses of counsel for Citi, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)    in connection with the private placement of such shares by Counterparty to Citi (or any such affiliate) and the private resale of such shares by Citi (or any such affiliate), Counterparty shall, if so requested by Citi, prepare, in cooperation with Citi, a private placement memorandum in form and substance reasonably satisfactory to Citi

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5.    Citi, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Citi pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Citi, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If Counterparty is prohibited by law or by contract from disclosing all material information known to Counterparty with respect to Counterparty and the Shares to any potential purchasers of such Settlement Shares, then the sale of such Settlement Shares shall not be required to commence or may be suspended until Counterparty is able to so disclose such information; provided that (x) Counterparty shall, no later than the date that is five months following the Cash Settlement Payment Date, disclose all such information to potential purchasers of such Settlement Shares reasonably identified by Citi and (y) during the pendency of such period, interest shall accrue on the absolute value of the Forward Cash Settlement Amount at the rate of interest for Counterparty’s long term, unsecured and unsubordinated indebtedness, as determined by the Calculation Agent. If the proceeds of any sale(s) made by Citi, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Citi will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Citi shall return to Counterparty on that date such unsold Shares.

6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Citi, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Citi additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Citi in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Citi further Makewhole Shares until such Shortfall has been reduced to zero.

7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A — B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 7,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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